Exhibit 10.10

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of June, 2026,

BETWEEN:

NUCLEA ENERGY INC., a company organized under the laws of the Province of British Columbia, with a registered office at 20 – 15315 66 Avenue, Surrey, British Columbia, V3S 2A1

(the “Company”)

AND:

JOSEF FREUNDORFER, an individual, residing at 8-148 Glenlake Avenue, Toronto, Ontario, M6P 1E7

(the “Executive”)

WHEREAS:

A.	The Company is in the business of designing advanced nuclear technology and intends to complete an initial public offering (the “IPO”) and listing of its common shares on the New York Stock Exchange; and

B.	The Company wishes to employ the Executive, and the Executive has agreed to be employed by the Company, upon the terms and subject to the conditions set out herein.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the Parties herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by the Parties, the Parties covenant and agree as follows:

Article 1

INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, the following definitions shall apply unless the context or subject matter is inconsistent therewith:

“Affiliate” means, with respect to any person (in this paragraph, the “first party”), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party, and “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote 50% or more of the outstanding voting securities of such first party; or (b) otherwise direct the management or policies of such first party by contract or otherwise.

“Agreement” means this executive employment agreement, as amended, supplemented or modified from time to time.

“Approved Holder” means any person or group of persons acting in concert which as of the date of this Agreement hold, directly or indirectly, a sufficient number of the outstanding voting shares of the Company to affect materially the control of the Company.

“Base Salary” has the meaning ascribed to it in Section 3.1(a).

“Base Stock Options” has the meaning ascribed to it in Section 3.2(b).

“Benefits Payments” has the meaning ascribed to it in Section 4.2.

“Board” means the board of directors of the Company.

“Bonus Stock Options” has the meaning ascribed to it in Section 3.3(a).

“Business Combination” means a merger, amalgamation, arrangement, consolidation, or acquisition of the Company with, into, or of another entity, or any other corporate reorganization or other business combination involving the Company.

“Change of Control Event” means after the date hereof, the occurrence of any one of the events set out below:

(a)	a Business Combination, if as a result of such Business Combination more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately afterwards is owned by persons who were not shareholders of the Company immediately prior to such Business Combination;

(b)	the exercise of the voting power of all or any shares of the Company so as to cause or result in the election of a majority of directors of the Company who were not nominated for election by the Board and who were not directors of the Company prior to such election;

(c)	a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company, or a wholly owned subsidiary of the Company, or the Approved Holder) which results in the ownership by such entity, person or group of persons acting in concert of more than 50% of the issued and outstanding voting shares of the Company; or

(d)	the sale, transfer or disposition by the Company of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, an event shall not constitute a Change of Control Event if its sole purpose is to change the jurisdiction of the Company or to create a holding company, partnership or trust that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event. Additionally, a Change of Control Event shall not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control Event or, in the case of paragraph (b) above, the Executive initiates the election or the appointment, as the case may be, of the new directors.

“Change of Control Period” means a 14-month period beginning two months before the date the Change of Control Event occurs, and ending one year later on the first anniversary of the Change of Control Event.

“Common Shares” means common shares in the capital of the Company.

“Company” has the meaning ascribed to it in the preamble.

“Confidential Information” has the meaning ascribed to it in Section 5.2.

“Effective Date” means the date first above written.

“Employment Standards Legislation” has the meaning ascribed to it in Section 6.1.

“Exchange” means the New York Stock Exchange, or such other stock exchange(s) and quotation service(s), if any, as the Common Shares may be listed or quoted on, as applicable, from time to time.

“Executive” has the meaning ascribed to it in the preamble.

“Expenses” has the meaning ascribed to it in Section 4.3.

“Good Reason” means the occurrence of any of the following events without the express written consent of the Executive:

(a)	any material adverse change (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive’s title(s), status, position(s), authority, duties or responsibilities with the Company;

(b)	any reduction of the Base Salary, or changes to or the elimination of the incentive compensation programs which results in a material reduction in the Executive’s total potential compensation, when compared to the Executive’s average total compensation in the previous three (3) years other than for a temporary period of less than six (6) months; provided that in the case of a reduction of the Base Salary the salary paid by the Company to its Chief Financial Officer and Chief Technology Officer is similarly reduced; or

(c)	any material breach of this Agreement by the Company.

“Grant Date” has the meaning ascribed to it in Section 3.2(b).

“Human Rights Legislation” has the meaning ascribed to it in Section 6.4.

“IPO” has the meaning ascribed to it in Recital A.

“IPO Date” means the date upon which the IPO is completed.

“IPO Price” means the price at which the Common Shares are offered pursuant to the IPO.

“Option Expiry Date” has the meaning ascribed to it in Section 3.4(a).

“Notice of Good Reason Termination” has the meaning ascribed to it in Section 6.2(a).

“Parties” means, collectively, the Company and the Executive, and each, a “Party”.

“Performance Bonus” has the meaning ascribed to it in Section 3.1(b).

“Permanent Disability” means any physical or mental incapacity, disease or affliction which:

(a)	as determined by a legally qualified medical practitioner acceptable to the Company, acting reasonably, to a substantial degree, prevents or impairs the Executive from performing his duties under this Agreement; and

(b)	has existed for either:

(i)	a continuous period of 180 days; or

(ii)	a total of 365 days in any period of 730 consecutive days,

and, in the reasonable opinion of such medical practitioner, is likely to continue; or

(c)	results in the Executive becoming entitled to disability retirement benefits under the Canada Pension Plan.

“person” includes any natural person, partnership, association, body corporate, trust, organization, estate, joint venture, government authority, syndicate or other entity.

“Representatives” means, with respect to any person, its directors, officers, employees, shareholders, contractors, agents and its Affiliates.

“Restricted Period” has the meaning ascribed to it in Section 5.8.

“Revenue” means the gross revenue generated from the sale of any products or the provision of any services actually received by the Company net of (a) any documented costs reasonably incurred by the Company in connection with the collection of any and all past-due revenue generated from the sale of any products and the provision of any services, including, but not limited to, the cost of any legal actions, collection fees, court proceedings, audits, or other enforcement actions; (b) any refunds in respect of products or services paid by the Company within 30 days from the date of sale or provision; (c) federal, state and municipal excise, sales, and use taxes collected directly from purchasers or as a part of the sales price of any goods, services or displays and paid over to federal, state, provincial or municipal governments; and (d) charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid for by the Company to, or charged to the Company by, credit card companies.

“Stock Option Plan” means the incentive stock option plan of the Company in effect from time to time.

“Term” has the meaning ascribed to it in Section 2.5.

“Termination Date” means the effective date on which this Agreement terminates, as determined in accordance with the terms of this Agreement and any applicable notice provision contained herein.

“Trading Day” means any day on which the Exchange is open for trading.

Article 2

NATURE OF EMPLOYMENT

2.1	Employment

Subject to the terms and conditions of this Agreement, the Executive shall be employed by the Company as Chief Executive Officer, with the duties and responsibilities set out in Schedule “A” attached hereto, as amended from time to time, and such other reasonable duties as may, from time to time, be assigned to or vested in the Executive by the Board. The Executive shall report to the Board through the Chairman of the Board, and shall keep the Company informed of all matters concerning such duties and responsibilities as requested by the Board from time to time.

2.2	Standard of Performance; Time and Effort

(a)	The Executive shall perform his duties and responsibilities hereunder: (i) diligently and with all due skill and care and to the best of his knowledge and expertise; (ii) in accordance with any directions given by the Board from time to time; (iii) in accordance with any Company policy or procedure, in effect from time to time; (iv) in compliance with all applicable laws; and (v) in a manner consistent with the best interests of the Company and, where applicable, its Affiliates.

(b)	Without limiting the generality of the foregoing, the Executive agrees not to:

(i)	other than in the normal course of the Company’s business or as specifically authorized by the Board or the relevant Affiliate, from time to time, directly or indirectly, deal with, use or apply any assets, inventory, supplies, money, credits or other property belonging or owing to the Company or any of its Affiliates; and

(ii)	without the prior approval of the Board or the relevant Affiliate or in accordance with authority limits established by the Board from time to time, do or permit any act or thing that may result in the business, assets or property of the Company or any of its Affiliates being seized, charged, encumbered or otherwise adversely affected, or that may otherwise prejudice or impair the interests of the Company or any of its Affiliates.

(c)	During the Term, the Executive shall devote his full time and attention and his best efforts to the business and interests of the Company, and shall ensure that he is not at any time engaged in conduct that would constitute a conflict with the interests of the Company or any of its Affiliates.

2.3	Fiduciary Role

Notwithstanding any other provision hereof, the Executive acknowledges that as the Chief Executive Officer of the Company, he is an officer of the Company, occupies a position of fiduciary trust and confidence, and as a fiduciary, shall develop and acquire wide experience and knowledge with respect to all aspects in which the Company’s business is conducted. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Executive shall observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

2.4	Other Activities

The Executive shall not be precluded from engaging in outside consulting, advisory, board or other business activities for any other person, firm or company, provided that such activities shall not conflict with the Executive’s duties to the Company or the terms of any other agreement to which the Executive and the Company or its Affiliates are party, nor prevent the Executive from fulfilling his duties pursuant to this Agreement.

2.5	Term

The employment of the Executive hereunder shall commence on the Effective Date and shall continue until terminated in accordance with this Agreement (the “Term”), or until otherwise terminated in accordance with applicable laws.

2.6	Representations of the Executive

(a)	The Executive hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under:

(i)	any agreement, contract or instrument to which the Executive is a party, including, but not limited to, any employment, consulting, non-competition, non-solicitation, confidentiality or similar agreement or arrangement; or

(ii)	any judgment, order or decree to which the Executive is subject.

(b)	The Executive also represents and warrants that the Executive has the right to perform the duties and responsibilities required under this Agreement without violation of obligations to others and that all advice, information and documents given by the Executive to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by the Executive at the time of communication of such information (e.g. information shared with the Company in a confidential manner or on a non-attribution basis).

(c)	The Executive acknowledges and agrees that the Company has relied on the foregoing representations in entering into this Agreement.

Article 3

REMUNERATION

3.1	Remuneration

The remuneration of the Executive for the performance of his duties and responsibilities under this Agreement, subject to applicable withholdings and deductions pursuant to Section 3.6, shall consist of:

(a)	a base salary (the “Base Salary”) in the amount of $31,250 per month (for a total of $375,000 per year) payable on the first business day of each month in arrears;

(b)	a performance bonus of $250,000 (the “Performance Bonus”) paid upon the occurrence of any of the following events:

(i)	the Company raising at least $100,000,000 in the aggregate in equity financing on or before the first anniversary of the Effective Date;

(ii)	the Company raising at least CAD $100,000,000 in the aggregate from non-dilutive financing sources on or before the first anniversary of the Effective Date; or

(iii)	the Company achieving a market capitalization of at least $1,000,000,000 for 90 consecutive Trading Days on or before the first anniversary of the Effective Date; and

(c)	a retention bonus of $100,000 (the “Retention Bonus”) paid out as follows:

(i)	$50,000 on the IPO Date; and

(ii)	$50,000 on December 31, 2026.

3.2	Equity Incentive Compensation - Base

(a)	The Executive shall be eligible to participate in any stock option or restricted share unit plan established by the Company, subject to the terms of such plan and applicable board approval.

(b)	Subject to the terms and conditions of the Stock Option Plan and the rules of the Exchange, the Company shall grant to the Executive, on or promptly following the IPO Date (the “Grant Date”), stock options (the “Base Stock Options”) entitling the Executive to acquire an amount of Common Shares equal to 3% of the Common Shares issued and outstanding as at the IPO Date (after giving effect to any Common Shares issued in connection with the IPO), at an exercise price per Common Share equal to the IPO Price.

(c)	The Base Stock Options shall vest over a period of five (5) years, with 20% of the Base Stock Options vesting on the first anniversary of the Grant Date, and the remaining 80% vesting in 16 equal quarterly installments thereafter, such that the Base Stock Options shall be fully vested on the fifth anniversary of the Grant Date.

3.3	Equity Incentive Compensation - Bonus

(a)	Subject to the terms and conditions of the Stock Option Plan and the rules of the Exchange, the Executive shall be entitled to receive a one-time award of stock options (the “Bonus Stock Options”) entitling the Executive to acquire an amount of Common Shares equal to 4% of the Common Shares issued and outstanding as at the IPO Date (after giving effect to any Common Shares issued in connection with the IPO) at an exercise price per Common Share equal to the IPO Price, upon the first to occur during the Term of any of the following events:

(i)	a Business Combination with a transaction value of at least $3,000,000,000, excluding the value of any concurrent financing to be completed by the Company or any other entity in connection therewith;

(ii)	the Company achieving a market capitalization of at least $5,000,000,000 for a consecutive period of six (6) months; or

(iii)	the Company achieving at least $300,000,000 in Revenue in a given calendar year.

(b)	The Bonus Stock Options shall be 100% vested upon the date of occurrence of any of the foregoing events.

3.4	Equity Incentive Compensation - General

(a)	Subject to earlier termination in accordance with Article 6, any Base Stock Options or Bonus Stock Options shall expire on the date that is ten (10) years following the applicable grant date (the “Option Expiry Date”), unless a shorter maximum term is required by applicable law or the rules of the Exchange, in which case such shorter term shall apply. For greater certainty, notwithstanding any alternate option expiry date prescribed by the Stock Option Plan, or any equity incentive plan or similar arrangement adopted by the Company at any time after the date of this Agreement, the expiry date applicable to the Base Stock Options and the Bonus Stock Options shall be the Option Expiry Date, and in the event of any conflict or inconsistency with the Stock Option Plan, or any equity incentive plan or similar arrangement adopted by the Company, the terms of this Agreement shall govern. No Base Stock Options or Bonus Stock Options may be exercised after their respective Option Expiry Date, and any portion of an option that has not been exercised on or before its respective Option Expiry Date shall automatically terminate and be of no further force or effect without compensation to the Executive.

(b)	The Base Stock Options and the Bonus Stock Options, if granted, shall be evidenced by award agreements in such forms as the Company may determine, consistent with the terms of this Agreement and the Stock Option Plan.

(c)	Notwithstanding anything to the contrary in this Agreement, the issuance of any securities of the Company in satisfaction of any compensation to be paid or delivered to the Executive hereunder shall in all cases be subject to all applicable laws, and further, shall be conditional on (i) the Executive duly executing and returning all documents required by applicable laws and doing such further and other things as may be necessary to give effect to the said issuance of securities, and (ii) the issuance of such securities being exempt from the prospectus requirements under applicable securities laws; provided that if any such securities are not exempt from the prospectus requirements under applicable securities laws, the Company shall use commercially reasonable efforts to prepare and file a prospectus or other required disclosure document in order to permit the issuance of such securities.

3.5	Remuneration Review

The Company shall engage in a good faith review of the Executive’s compensation structure on an annual basis, including but not limited to the Base Salary and the Performance Bonus. Any changes resulting from this review shall be documented in writing and must be mutually agreed upon by the Parties.

3.6	Payroll and Deductions

All compensation payable to the Executive pursuant to this Article 3 or otherwise under this Agreement shall be payable in accordance with the Company’s normal payroll practices, as applicable, and shall be subject to all statutory deductions that the Company is required to make and remit.

3.7	Tax Assessments

The Executive shall be responsible to pay all federal, provincial and local taxes assessed in Canada on any income received by the Executive under this Agreement, which are over and above the amounts that were deducted and remitted on the Executive’s behalf by the Company.

Article 4

Benefits

4.1	Vacation

The Executive shall be entitled to 20 business days of annual paid vacation during the year. Such vacation shall be taken at a time or times acceptable to the Company, having regard to its operations. Any unused vacation days may not be carried forward except with the prior approval of the Board.

4.2	Extended Health Care

(a)	The Executive shall be eligible to participate in any group medical and dental benefit plans maintained by the Company from time to time, in accordance with the terms of such plans. If (i) the Company does not maintain a group medical and dental benefit plan applicable to the Executive; or (ii) the Company maintains such a plan, but the Executive is not enrolled in it, the Company shall instead pay to the Executive a health allowance in the amount of $2,500 per month (the “Benefits Payments”), payable in equal instalments in accordance with the Company’s regular payroll practices and subject to applicable deductions.

(b)	For greater certainty, upon the adoption by the Company of a group medical and dental benefit plan applicable to the Executive and the enrolment of the Executive in such plan, the Executive shall no longer be entitled to the Benefits Payments.

4.3	Expenses

In accordance with the Company’s policies established from time to time, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses (the “Expenses”) incurred by him in the performance of his duties under this Agreement, subject to the presentment of the appropriate expense report and supporting receipts. All such reimbursement requests shall be submitted no later than six (6) months after the Expense is incurred, and, if acceptable by the Company, shall be paid to the Executive within 30 days of receipt.

Article 5

OBLIGATIONS OF THE EXECUTIVE

5.1	Exposure to Confidential Information

The Executive acknowledges that in the course of the Executive’s employment with the Company, the Executive shall be exposed to, receive, or otherwise become aware of Confidential Information (as defined below), and that such Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause serious and irreparable harm to the economic interest of the Company.

5.2	Confidential Information

(a)	The Executive agrees that at all times during the Term, other than as required in the normal course of business and in the best interests of the Company, and at all times following termination of the Executive’s employment, for any reason, the Executive shall hold in confidence and keep confidential all Confidential Information in accordance with the provisions of this Agreement.

(b)	For the purposes of this Agreement, “Confidential Information” is defined as any information, whether or not reduced to writing or designated or marked as confidential, that relates to the business or operations of the Company or its Affiliates, as well as information provided to the Company by third parties which the Company is required to keep confidential, including, but not limited to, letters of intent, trade secrets, agreements, contracts, distribution lists, customer, client or supplier lists, business plans or finance documents, financing agreements, financial information, marketing plans or strategies, product or technical information, laboratory notes, data, analysis, assays, methods, flow charts, drawings, specifications, plans, prototypes, apparatus, devices, personnel information, inventions, ideas, concepts, designs, improvements or other developments, and any other documents, procedures, policies, programs, reports or other information received, developed, prepared or coordinated by or for the Company, whether alone or together with others and whether in hard copy, electronic or verbal form, including all such Confidential Information collected, developed, prepared or coordinated by the Executive in connection with the provision of any services to the Company prior to the Effective Date. Provided, however, that Confidential Information shall not include any information which the Executive can demonstrate by written record (i) was known by the Executive prior to the Company’s disclosure to the Executive; (ii) properly came into the Executive’s possession from a third party who was not under any obligation to the Company to maintain the confidentiality; (iii) had lawfully become generally available to the public through no fault of the Executive; or (iv) was developed by the Executive without the use of Confidential Information.

5.3	Use of Confidential Information

During and after the Term, the Executive shall not use, copy, disclose, publish, make available, distribute or otherwise exploit the Confidential Information, directly or indirectly, without first obtaining the written consent of the Company.

5.4	Ownership of Work Product

(a)	All ideas, discoveries, inventions (patentable or otherwise), formulae, algorithms, techniques, processes, know how, trade secrets and other intellectual property, reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Executive, directly or indirectly, in connection with or otherwise reduced to practice by the Executive in the course of his employment with the Company, or in connection with the provision of any services to the Company prior to the Effective Date (in this Section 5.4 collectively, the “Work Product”), shall belong exclusively to the Company, which shall be entitled to all rights (including moral rights in respect of which the Executive hereby expressly waives any interest), interests, profits or benefits in respect thereof. Provided, however, that Work Product shall not include any product which the Executive can demonstrate by written record was prepared, produced, developed, acquired, or first reduced to practice by the Executive prior to the period when the Executive began providing services to the Company.

(b)	No copies, summaries or other reproductions of any Work Product shall be made by the Executive without the express permission of the Company, provided that the Executive is hereby given permission to maintain one copy of the Work Product for his own use.

5.5	Patentable Inventions

If the Executive contributes to any patentable invention in the course of his employment with the Company, any such patentable invention shall be the exclusive property of the Company and the Company shall have the exclusive right to file patent applications in the name of the Company in connection therewith, and the Executive shall cooperate with the Company and provide all necessary assistance in the filing and prosecution of such patent applications.

5.6	Return of Confidential Information

Immediately upon the termination of the Executive’s employment whatsoever, the Executive shall deliver to the Company all Company property which is in the possession, charge, control or custody of the Executive, including without limitation all works, inventions, industrial designs, creative designs and records of Confidential Information, and copies made thereof, including any and all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, scripts, proposals, products, samples, analyses, reports, equipment, tools and devices relating or pertaining to the Company’s business, whether provided to the Executive by the Company or created by the Executive for the Company, including any copies, representations or reproductions of the same.

5.7	Non-Competition

(a)	Notwithstanding Section 2.4, the Executive acknowledges and agrees that, during the Term and for a twelve (12) month period following the Termination Date, the Executive shall not, directly or indirectly:

(i)	engage in or assist others in engaging in the business of the Company in any jurisdiction in which the Company carries on business during the Term;

(ii)	have an interest in any person whose business is competitive, directly or indirectly, with the business of the Company, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or

(iii)	intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company.

(b)	Notwithstanding the foregoing, the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any stock exchange so long as the Executive is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person. The shareholdings can exceed 5% only with the express written consent of the Company.

(c)	For the purposes of this Section 5.7, “business of the Company” shall mean the design of nuclear technology and any ancillary, complementary or related services or products, and any other business activities that the Company or any of its Affiliates conducts or expands into during the Term.

5.8	Non-Solicitation

(a)	The Executive acknowledges and agrees that for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”) and except as may be consented to by the Company, the Executive shall not, directly or indirectly, hire or solicit any employee of the Company or encourage any employee of the Company to leave his or her employment or hire any employee of the Company who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Section 5.8 shall prevent the Executive from hiring (i) any employee of the Company whose employment has been terminated by the Company; or (ii) after 180 days from the date of termination of employment, any employee of the Company whose employment has been terminated by the employee of the Company.

(b)	During the Restricted Period, the Executive shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice:

(i)	any customers of the Company, or potential customers of the Company, for purposes of diverting their business from the Company;

(ii)	any contractor or advisor of the Company, or any individual who has engaged in such capacity during the six (6) months prior to such solicitation, to terminate their engagement with the Company; or

(iii)	any supplier of the Company, where the effect of such solicitation would reasonably be expected to cause such supplier to cease supplying, or be unable to continue supplying, such goods or services to the Company, including by directly or indirectly supplying such goods or services to another party on an exclusive or preferential basis.

5.9	Non-Disparagement

The Executive agrees that following the termination of the Executive’s employment, the Executive shall not make or cause to be made, directly or indirectly, any disparaging or derogatory statements about the Company or any of its Representatives.

5.10	Post-Termination Fiduciary Duties

The Executive is an officer and fiduciary of the Company and accordingly, the Executive understands that he has common law and fiduciary obligations, including obligations not to:

(a)	use Confidential Information for any interests other than those of the Company; or

(b)	appropriate for his own or for the benefit of other parties, any properties or projects that the Company was investigating or pursuing for possible acquisition or investment of which the Executive learned or was working on while employed by the Company.

5.11	Injunctive Relief

The Executive acknowledges that a breach or threatened breach of this Article 5 would give rise to irreparable harm to the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by the Executive of any such obligations, the Company shall, in addition to any and all rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post bond).

Article 6

TERMINATION

6.1	Termination by Company for Cause

The Company may immediately terminate the employment of the Executive at any time for just cause by written notice to the Executive. If the Company terminates the Executive for cause under this Section 6.1, the Company shall not be obligated to make any further payments under this Agreement, except amounts due and owing pursuant to Article 3 [Remuneration] and Section 4.3 [Expenses] as at the Termination Date and any minimum amounts, if any, required by the employment standards legislation applicable to Executive’s employment with the Company at the relevant time (the “Employment Standards Legislation”), which Employment Standards Legislation may include the Employment Standards Act (Ontario) or Part III of the Canada Labour Code.

6.2	Termination by the Executive for Good Reason; Termination by the Company without Cause

(a)	The Executive may terminate his employment for Good Reason, provided that the Executive shall first have given written notice (the “Notice of Good Reason Termination”) to the Board of the alleged Good Reason, and further provided that (i) the same or a substantially similar alleged event or situation constituting Good Reason shall not have occurred previously during the six (6) months preceding the receipt by the Company of the Notice of Good Reason Termination; and (ii) the Company shall have failed to cure such alleged event or situation, to the extent it constitutes Good Reason, within 30 days of receiving the Notice of Good Reason Termination. For clarity, if the same or a substantially similar alleged event or situation constituting Good Reason shall have arisen previously during the six (6) months preceding the receipt by the Company of the Notice of Good Reason Termination, then the Company shall not be entitled to cure the breach and the termination by the Executive shall be effective immediately upon receipt by the Company of the Notice of Good Reason Termination.

(b)	The Company may terminate the employment of the Executive at any time other than for cause by delivering to the Executive prior written notice of termination or payment in lieu of notice (or a combination thereof) equal to nine (9) months of the Base Salary.

6.3	Termination by the Executive without Good Reason

The Executive may resign his employment at any time by providing the Company with 90 days’ prior written notice.

6.4	Termination upon Death or Permanent Disability

Subject always to the provisions of the Employment Standards Legislation and the human rights legislation applicable to the Executive’s employment with the Company at the relevant time (the “Human Rights Legislation”), which Human Rights Legislation may include the Human Rights Act (Ontario) and the Canadian Human Rights Act, this Agreement shall automatically terminate, without notice or payment in lieu thereof, upon the death or Permanent Disability of the Executive which renders performance of his duties and responsibilities contemplated hereby impossible.

6.5	Payments on Termination

(a)	Upon termination of the Executive’s employment, and within ten (10) business days of receipt of an executed release from the Executive in a form satisfactory to the Company acting reasonably, the Executive shall be paid a lump sum payment as follows, less applicable withholdings and deductions:

(i)	if such termination does not occur within the Change of Control Period, and is pursuant to:

(A)	Section 6.2(a) [Termination for Good Reason], a lump sum payment equal to nine (9) months of the Base Salary, the pro-rata amount of the bonus payable pursuant to Section 3.1(c)(ii) which has accrued to the Termination Date, all accrued but unused vacation pay and any outstanding expense reimbursements as at the Termination Date; or

(B)	Section 6.2(b) [Termination without Cause], a lump sum payment equal to the amount of the Base Salary as set out in Section 6.2(b), if any, the pro-rata amount of the bonus payable pursuant to Section 3.1(c)(ii) which has accrued to the Termination Date, all accrued but unused vacation pay and any outstanding expense reimbursements as at the Termination Date; or

(ii)	if such termination occurs within the Change of Control Period and is pursuant to Section 6.2(a) [Termination for Good Reason] or Section 6.2(b) [Termination without Cause], a lump sum payment equal to 12 months of the Base Salary, any unpaid portion of the Retention Bonus, all accrued but unused vacation pay, and any outstanding expense reimbursements as at the Termination Date.

(b)	Upon termination of the Executive’s employment pursuant to Section 6.4 [Death or Permanent Disability], the Executive (or upon the death of the Executive, the Executive’s estate) shall be paid a lump sum payment equal to 12 months of the Base Salary, any unpaid portion of the Retention Bonus, all accrued but unused vacation pay, and any outstanding expense reimbursements as at the Termination Date.

(c)	Notwithstanding the foregoing, the Company shall pay the Executive any minimum amounts required by the Employment Standards Legislation within the time required by the Employment Standards Legislation and without requiring a release, and any portion of the lump sum amounts described in Sections 6.5(a)(i) that exceeds the Executive’s minimum entitlements under the Employment Standards Legislation shall be paid only if the Executive signs and does not revoke the release referred to above. For greater certainty, in no case will the Executive be entitled to more than one (1) termination or severance payment under this Section 6.5.

6.6	Equity Incentive Compensation on Termination

Upon termination of the Executive’s employment, then notwithstanding the provisions of the Stock Option Plan and terms of any Base Stock Options or Bonus Stock Options grant, but subject to Section 6.6(e), the treatment of the Base Stock Options and the Bonus Stock Options shall be as follows:

(a)	if the Executive’s employment is terminated pursuant to Section 6.1 [Termination by Company for Cause], only those Base Stock Options and Bonus Stock Options that are vested as of the Termination Date shall be retained by the Executive, and such vested Base Stock Options and Bonus Stock Options shall remain exercisable until the date that is 30 days following the Termination Date;

(b)	if the Executive’s employment is terminated pursuant to Section 6.2(a) [Termination for Good Reason] or Section 6.2(b) [Termination without Cause] within the Change of Control Period, then, as of the Termination Date, 100% of the Base Stock Options and the Bonus Stock Options granted to the Executive shall immediately vest, and the Executive shall retain all Base Stock Options and Bonus Stock Options that are vested as of the Termination Date, including the accelerated portion, and such vested Base Stock Options and Bonus Stock Options shall remain exercisable until the date that is 90 days following the Termination Date;

(c)	if the Executive’s employment is terminated pursuant to Section 6.2(a) [Termination for Good Reason] or Section 6.2(b) [Termination without Cause] but not within the Change of Control Period, then, as of the Termination Date, 25% of the then unvested Base Stock Options and Bonus Stock Options granted to the Executive shall immediately vest, and the Executive shall retain all Base Stock Options and Bonus Stock Options that are vested as of the Termination Date, including the accelerated portion, and such vested Base Stock Options and Bonus Stock Options shall remain exercisable until the date that is 180 days following the Termination Date;

(d)	if the Executive’s employment is terminated pursuant to Section 6.4 [Death or Permanent Disability], then, as of the Termination Date, 25% of the then unvested Base Stock Options and Bonus Stock Options granted to the Executive shall immediately vest, and the Executive shall retain all Base Stock Options and Bonus Stock Options that are vested as of the Termination Date, including the accelerated portion, and such vested Base Stock Options and Bonus Stock Options shall remain exercisable until the date that is 18 months following the Termination Date; and

(e)	notwithstanding anything to the contrary in this Agreement, the Stock Option Plan or any applicable award agreement, in no event shall any Base Stock Option or Bonus Stock Option remain exercisable after the applicable Option Expiry Date, and any portion of a Base Stock Option or Bonus Stock Option that has not been exercised on or before its applicable Option Expiry Date shall automatically terminate without compensation to the Executive.

6.7	Release

(a)	The Parties agree that the provisions of Section 6.5 are fair and reasonable, and that the amounts payable by the Company to the Executive pursuant to Section 6.5 are reasonable estimates of the damages which shall be suffered by the Executive in the event of the termination of the Executive’s employment in the circumstances and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to Section 6.5 shall be in full satisfaction of all terms of termination of this Agreement. If the employment of the Executive is terminated under this Article 6, the Executive’s employment with the Company shall cease and, except as otherwise provided in this Article 6, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever, except as otherwise required pursuant to the Employment Standards Legislation.

(b)	Notwithstanding any other provision of this Agreement, in no event shall the Executive receive less than the minimum notice, pay in lieu of notice, severance pay, bonus, vacation pay, benefit continuation or other minimum entitlement, if any, required by the Employment Standards Legislation. If any provision of this Article 6 would provide less than the Executive’s minimum entitlements under the Employment Standards Legislation, that provision shall be deemed to be amended to provide the minimum entitlements required by the Employment Standards Legislation.

6.8	Resignation of Offices and Directorships

Upon termination of this Executive’s employment pursuant to this Article 6, and unless otherwise agreed to by the Company in writing, the Executive shall be deemed to have immediately resigned from all offices and directorships held by the Executive in the Company. The Executive shall not be entitled to receive any payment or compensation for loss of office or directorship of the Executive or otherwise by reason of the resignation. If the Executive fails to resign as aforesaid, the Company is hereby irrevocably authorized to remove him from all offices held and to sign any documents on his behalf and do any things necessary or requisite to give effect to such documents or resignation.

6.9	Provisions that Survive Termination

The provisions of Article 5, Article 7, and Sections 6.7, and 6.8 and any other provisions of this Agreement necessary to give efficacy thereto, shall survive the termination of this Agreement for any reason whatsoever.

Article 7

GENERAL PROVISIONS

7.1	Notices

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand, when receipted for by the Party to whom said notice or other communication shall have been directed on such delivery; and (b) if delivered by email, on the date of transmission, in each case addressed to each Party at its address set forth below or at such other address as has been furnished in writing by a Party to the other Party by like notice:

(a)	if to the Company, to:

Nuclea Energy Inc.

201 – 15315 66 Avenue

Surrey, British Columbia, V3S 2A1

Attention:	Chairman
Email:	sagar@nuclea.energy

(b)	if to the Executive, to:

Josef Freundorfer

8-148 Glenlake Avenue

Toronto, Ontario, M6P 1E7

Email:	josef@nuclea.energy

7.2	Entire Agreement

This Agreement constitutes the entire agreement concerning the subject matter between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Company and the Executive, including an independent consulting agreement entered into as of December 19, 2025, among the Company, Nuclear Potential Canada and the Executive. There are no representations or warranties, express or implied, statutory or otherwise other than set out in this Agreement and there are no agreements collateral hereto other than as are expressly set out or referred to herein.

7.3	Further Assurances

Each Party shall promptly and duly execute and deliver to the other Party such further documents and assurances and take such further action as such other Party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.4	Directors and Officers Insurance

The Company shall make reasonable efforts to obtain and carry directors and officers liability insurance insuring the Executive for any claims up to $2,000,000 per occurrence arising from the acts or omissions of the Executive during the Term.

7.5	Use of Personal Information

The Executive hereby consents to the collection, use and disclosure by the Company and any other of its Representatives of his personal information set forth herein (in this Section 7.5, “Personal Information”) to enable the Company to fulfil its regulatory and reporting requirements and recognizes that this disclosure may result in the disclosure of some or all of the Personal Information becoming public information and, without limiting the foregoing, consents to the disclosure of such Personal Information to the Company and any of its Representatives, to stock exchanges, securities commissions and/or other regulatory agencies in any jurisdiction in which the rules and requirements of such body may require such reporting or as may be required or permitted by law. Without limiting the generality of the foregoing, in order to permit the Company to comply with the requirements of the Personal Information Protection and Electronic Documents Act (Canada), or equivalent provincial or territorial legislation, the Executive hereby consents to the disclosure by the Company in any submission or filing that the Company may be required to make with any applicable regulatory authority or stock exchange of any Personal Information.

7.6	Waiver

No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the Party to be charged with such waiver or consent. A waiver by a Party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

7.7	Headings; Extended Meanings; Currency

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. References to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. Words importing the singular number only shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders. Unless otherwise expressly stated in this Agreement, all dollar amounts are in the lawful currency of the United States.

7.8	Amendments in Writing

No amendment, modification or rescission of this Agreement shall be effective unless set out in writing and signed by the Parties.

7.9	Assignment and Enurement

The Executive may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of his duties without the prior written consent of the Company. The respective rights and obligations of the Parties hereunder shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns, as applicable. Nothing herein expressed or implied is intended to confer on any person other than the Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.10	Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. Except as otherwise provided herein, the Parties attorn to the non-exclusive jurisdiction of the courts located at Vancouver, British Columbia with respect to any disputes arising out of this Agreement.

7.11	Severability

In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

7.12	Time

Time shall be of the essence of this Agreement.

7.13	Independent Legal Advice

The Executive acknowledges that (a) this Agreement was prepared by Lotz & Company (in this Section 7.13, “Lotz”) for the Company; (b) Lotz received instructions from the Company and does not represent the Executive; and (c) the Executive has obtained his own independent legal advice on this Agreement prior to signing this Agreement.

7.14	Counterparts

This Agreement may be executed in counterparts and by electronic transmission, and each counterpart so executed shall be deemed to be an original and all of which counterparts shall be deemed to be one instrument and, notwithstanding the date of execution, shall be deemed to bear the date as of the year and day first above written.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the year and day first above written.

NUCLEA ENERGY INC.

Per:

Authorized Signatory

JOSEF FREUNDORFER

SCHEDULE “A”

Duties and Responsibilities

Position: Chief Executive Officer (in this Schedule “A”, the “CEO”)

Duties: The CEO is responsible for leading the development and execution of the Company’s long-term strategy with a view to creating shareholder value. The CEO’s leadership role also entails being ultimately responsible for all day-to-day management decisions and for developing and implementing the Company’s long and short-term plans. The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. The CEO also communicates on behalf of the Company to shareholders, employees, government authorities, other stakeholders and the public. The CEO shall perform such duties and responsibilities as an employee and officer of the Company, subject to the direction and oversight of the Board.

Responsibilities: Principal responsibilities of the CEO include:

●	Executive Leadership: Serve as the Company’s CEO; develop and execute the Company’s strategic plan, including the “18-Month Development Roadmap” outlined in the Company’s public filings.

●	Regulatory Execution: Oversee the Company’s engagement with regulatory authorities of Canada and the United States as may be requested by the Board or pursuant to the Company’s business strategy from time to time.

●	Capital Markets & Investor Relations: Serve as the primary face of the Company to investors, lead roadshows, and manage the Company’s obligations as an Exchange-listed reporting issuer.

●	Operational Oversight: Oversee the Company’s day-to-day operations, including the recruitment of key technical staff (e.g., VP Engineering) and the establishment of the R&D laboratory in Ontario.

●	Governance: Report directly to the Board and ensure compliance with the Business Corporations Act (British Columbia) and applicable securities laws.